EXHIBIT 99.2
                                                                    ------------

                          LIGHT MANAGEMENT GROUP, INC.
                             3060 MAINWAY, SUITE 301
                               BURLINGTON, ONTARIO



                                January 14, 2002


Mark Fixler
3637 S. Green Rd., Suite 201
Beachwood, OH  44122

Dear Mr. Fixler:

     This letter confirms your engagement as an independent consultant to Light Management Group, Inc., a Nevada corporation (the "Company"), upon and subject to the following terms and conditions:

     For a six (6) month period commencing as of the effective date of the Registration Statement (defined below), unless extended by mutual agreement of the parties hereto or earlier terminated pursuant to the third and fifth full paragraphs below (the "Term"), you shall provide such consulting and advisory services as may from time to time be reasonably requested by management of the Company including, without limitation, providing assistance in various matters pertaining to corporate growth and strategic planning as well as your best efforts to expedite introductions and/or transactions concerning the formulation of strategic alliances and business relationships and/or affiliations deemed appropriate and in line with the Company's business plans and objectives (collectively, the "Services"). In connection performing the Services, you shall work under the direction of, and in coordination with, the Company's board of directors and shall devote such reasonable time and efforts as is necessary to perform the Services in a professional and effective manner.

     In consideration of, and in full payment for, the Services, the Company hereby agrees to issue to you, subject to the provisions of this paragraph, an aggregate of 750,000 shares of the Company's common stock, $.0001 par value per share (the "Shares"); provided, however, that prior to issuance of any of the Shares, the Company shall file with the Securities and Exchange Commission a registration statement on Form S-8 with respect to the Shares (the "Registration Statement"). Anything contained herein to the contrary notwithstanding; the parties hereby acknowledge and agree that your obligation to perform the Services is made subject to, and conditioned upon: (i) your receipt of the Company's most recent annual report and such other reports as filed under the Securities Exchange Act of 1934, as amended, and otherwise required to be delivered to him by the Company under Rule 428 promulgated by the Commission under the Securities Act of 1933, as amended (the "428 Information"); (ii) the effectiveness of the Registration Statement; and (iii) delivery to you of stock certificates evidencing the Shares upon their issuance subsequent to the effectiveness of the Registration Statement. You shall have forty-eight (48) hours following receipt of the 428 Information during which to rescind this Agreement, rendering it null and void and without any obligations as to the parties hereto; provided, however, your failure to respond within such 48 hour period shall be deemed an acceptance by you of this Agreement. Notwithstanding the foregoing, in the event that, prior to


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February 13, 2002, the Registration Statement has not become effective,  at your option, this Agreement may be terminated, ab initio.

     Nothing herein shall constitute you as an employee or agent of the Company; it being acknowledged and agreed by the parties that you shall perform the Services as an independent contractor and shall not have the authority to obligate, commit or act on behalf of the Company in any manner whatsoever. The Company shall make no deductions or withholdings from any payments due to you hereunder for federal, state or local income tax purposes and you shall be responsible for any taxes and other payments due on the consideration received hereunder.

     Notwithstanding anything to the contrary contained herein, the Company shall have the right to immediately terminate your engagement hereunder for Cause (as defined below) at any time during the Term. For purposes hereof, "Cause" shall mean your: (a) willful failure to perform your material duties hereunder, (b) engagement in criminal misconduct against the Company, or (c) commission of an act of fraud or any act in bad faith in connection with your performance of the Services.

     As a consequence of this agreement and the relationship established hereby, you may obtain from the Company certain confidential and proprietary information, pricing terms, business plans, sales and marketing techniques, business prospects, financial information, the names and business dealings with suppliers, contractors, distributors, customers and others and other information, materials, methods and techniques that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use (collectively, the "Confidential Information"). You shall keep confidential, and not disclose to any other person or entity, or take or use for your own purposes (except as is required in connection with the performance of your obligations under this agreement) any Confidential Information, except (i) if such Confidential Information becomes generally known to the public other than due to your breach of this paragraph; (ii) in connection with the enforcement of this agreement; or (iii) pursuant to applicable law, regulation or subpoena. Your obligations pursuant to this paragraph shall survive the expiration or termination of this agreement and you hereby agree that, due to the importance to the Company of the Confidential Information, (a) a monetary remedy for a breach or violation of any provision hereof may be inadequate and may be impracticable and difficult to prove and (b) such a breach or violation would cause irreparable harm to the Company. Accordingly, you hereby agree that the Company shall be entitled with respect to any such breach or violation or threatened breach or violation, in addition to any other rights or remedies that the Company may have under applicable law, in equity or otherwise, to temporary and permanent injunctive relief and/or specific performance with respect to any such breach, violation or threatened breach without the necessity of proving actual damages.

     You may not subcontract, transfer or otherwise delegate, in whole or in part, any or your obligations hereunder. Any modification or amendment of, or any waiver of, or consent to any departure from, any term or provision of this agreement shall be null and void and without effect unless in writing and signed by each of the parties hereto. This agreement (i) contains the entire agreement of the parties, with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings, oral or otherwise, between the parties, with respect to such subject matter, and that there are no restrictions, agreements, arrangements, either oral or written, between the parties relating to the subject matter hereof which are not fully and accurately expressed or referred herein; (ii) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; and (iii) shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without regard to the conflicts of law rules thereof.

     You shall be indemnified and held harmless by the Company and its affiliates from all loss, cost or expenses in respect to any and all mistakes, errors in judgment or for any act or omission believed by you in good faith to be within the scope of your authority hereunder, regardless of whether such act or omission is ineffective or in any way fails to achieve the purposes of this Agreement; provided, however,


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you are not  exculpated  hereby  to the  extent  that you would be liable to the
Company for fraud in the performance of the Services. You shall not be held to have incurred any liability to the Company or any person or entity by virtue of any action taken by you or allegedly failed to be taken by you in the good faith attempt to discharge your duties and services. In no event shall your liability exceed the value of the total compensation and consideration (excluding any reimbursement for expenses) as set forth under the terms and conditions of this Agreement and as already paid to you thereunder.

     Any waiver of the terms and/or conditions as set forth within this agreement shall not operate as a waiver of any other breach or claim of such terms or conditions or any other term or condition, nor shall any failure to enforce any provisions hereof operate as a waiver of such provision or of any other provision hereof. No waiver, unless it by its own terms explicitly so provides, shall be construed to effect a continuing waiver in any other instance or for any other purpose, or impair the right the party against whom such waiver is claimed, in all other instances or for all other purposes, to require full compliance with such provision. You may not subcontract, transfer or otherwise delegate, in whole or in part, any or your obligations hereunder. Any modification or amendment of, or any waiver of, or consent to any departure from, any term or provision of this agreement shall be null and void and without effect unless in writing and signed by each of the parties hereto. This agreement (i) contains the entire agreement of the parties, with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings, oral or otherwise, between the parties, with respect to such subject matter, and that there are no restrictions, agreements, arrangements, either oral or written, between the parties relating to the subject matter hereof which are not fully and accurately expressed or referred herein; (ii) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; and (iii) shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without regard to the conflicts of law rules thereof.

     The parties hereto hereby warrant and represents that they have the full power and authority to execute and deliver this agreement and to perform the obligations as contained herein.

                           [SIGNATURE PAGE TO FOLLOW]




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     Kindly  confirm your  acceptance  and agreement to the foregoing by signing this agreement below, which agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                                          Sincerely,

                                          LIGHT MANAGEMENT GROUP, INC.


                                          By:/s/ Barrington Simon
                                             ----------------------------------
                                             Name:   Barrington Simon
                                             Title:  Chairman

Accepted and Agreed to as of
January 18, 2002 by:


/s/ Mark Fixler
------------------------------
Mark Fixler